 CODE OF BUSINESS CONDUCT AND ETHICS*

COREL CORPORATION

CODE OF CONDUCT AND ETHICS FOR SENIOR FINANCIAL OFFICERS

PURPOSE

This Code of Conduct and Ethics (the "Code") contains the policy guidelines and procedures adopted by the Board of Directors of the Company (the "Board") that relate to the legal and ethical standards for conducting Company business. This Code cannot and is not intended to cover every applicable law or to anticipate every issue that may arise, but does set out basic principles to be followed. If you are unclear about a particular situation, stop and ask for guidance from the Audit Committee of the Board (the "Audit Committee") or the Legal Department before taking action.

ADMINISTRATION/APPLICABILITY/VIOLATIONS

The Board is responsible for setting the standards of conduct contained in this Code and updating these standards as appropriate to reflect legal and regulatory developments.

This Code applies to the President, Chief Executive Officer, Chief Financial Officer, Executive Vice President of Finance, Vice President of Finance, Vice President of Tax & Treasury, Vice President of EMEA Finance & Operations, Controller and EMEA Finance Director of the Company (the "Covered Persons"). It is the obligation of each and every Covered Person to become familiar with this Code, to adhere to the standards and restrictions set forth herein, to conduct himself or herself accordingly and to avoid even the appearance of impropriety.

While the Company's Legal Department will oversee the procedures designed to implement this Code, it is the individual responsibility of each Covered Person to comply with this Code. Those who violate this Code will be subject to disciplinary action, which may include termination.

POLICY GUIDELINES

A. Conflicts of Interest

Covered Persons have a duty of loyalty to the Company, and must therefore avoid any actual or apparent conflict of interest with the Company. A "conflict of interest" exists when a person's private interest (financial or otherwise) interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest include, but are not limited to, the following examples:

(i) engaging in a significant personal business transaction involving the Company for profit or gain;

(ii) being a consultant to, or a director, officer or employee of, a supplier, customer or competitor of the Company;

(iii) having a significant financial or other beneficial interest in a supplier, customer or competitor of the Company;

(iv) receiving, directly or indirectly, improper personal benefits as a result of using Company property or obtaining Company services;

(v) conducting Company business with a family member, or taking any business action that improperly benefits a family member; and

(vi) accepting money, personal gifts, discounts, loans (other than loans from lending institutions at prevailing interest rates) or other special treatment or gratuities from any supplier, customer or competitor of the Company.

Any such conflicts of interests may also arise as a result of actions taken by, or interests of, a family member of a Covered Person. Conflicts of interest are prohibited as a matter of Company policy, except if approved, in advance, by the Audit Committee. Conflicts of interest may not always be clear-cut, so if you have a question, you should ask for guidance from the Legal Department before taking action.

B. Corporate Opportunities

Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Covered Persons are therefore prohibited from (i) without the consent of the Audit Committee, taking for themselves personally opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information or position for improper personal gain and (iii) competing with the Company.

C. Confidentiality

Covered Persons must not disclose to anyone outside the Company any "confidential information" entrusted to them by the Company or its suppliers, customers or business partners, except when disclosure is authorized by the Board or Audit Committee, is done in the ordinary course of business (i.e. to auditors, financial institutions, insurers, etc.) in accordance with established Company policies and procedures, or is otherwise legally required. "Confidential information" includes all non-public information that might be useful to competitors, or harmful to the Company or its suppliers, customers or business partners, if disclosed. Confidential information includes, for example, trade secrets, technology, research, customer and supplier lists, unannounced financial data and projections, marketing and pricing strategies and business plans.

The obligation to preserve confidential information continues even after a Covered Person is no longer employed by the Company.

D. Competition and Fair Dealing

The Company seeks to outperform our competitors fairly and honestly through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent or inducing disclosures of such information by past or present employees, agents or representatives of other companies is prohibited.

Covered Persons should endeavor to deal fairly and in good faith with the Company's customers, suppliers and competitors and their employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

Covered Persons are prohibited from:

(i) entering into any understanding, agreement, plan or scheme, express or implied, formal or informal, with any competitor with regard to prices, terms or conditions of sale or service, production, distribution, territories or customers;

(ii) exchanging or discussing with a competitor prices, terms or conditions of sale or service, or any other competitive information; or

(iii) engaging in any other conduct which violates any applicable anti-trust or competition laws.

E. Protection and Proper Use of Company Assets

Company assets, such as information, materials, supplies, time, software, hardware and facilities, among other property, are valuable resources owned, licensed or otherwise belonging to the Company. Company assets also include proprietary information such as intellectual property, including patents, trademarks, trade secrets and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Company assets should be used only for legitimate business purposes. Accordingly, all Covered Persons should endeavor to protect the Company's assets and ensure their efficient use.

Unauthorized use of Company assets is prohibited and should be reported. The personal use of Company assets without permission is prohibited, although incidental personal use is permitted. If you have any questions about whether your personal use of a Company asset is incidental, you should ask for guidance from the Legal Department before taking action.

F. Compliance with Laws, Rules and Regulations

All Covered Persons must obey, and insure that the Company obeys, all laws and governmental regulations of the cities, provinces, states and countries in which the Company operates. Although Covered Persons may not know the full details of these laws, they are expected to act reasonably in obtaining advice from appropriate individuals. If a law conflicts with a policy in this Code, you must comply with the law. If a local custom or policy conflicts with this Code, you must comply with this Code. If you have any questions about these conflicts, you should consult the Legal Department as to how to handle the situation.

The Company takes a proactive stance on compliance with all applicable laws, rules and regulations. Particularly, the Company is committed to:

(i) maintaining a workplace that is free from discrimination or harassment based on race, gender, age, color, religion or any other characteristic that is unrelated to the Company's interests or otherwise protected by law;

(ii) complying with all applicable environmental, health and safety laws;

(iii) supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

(iv) prohibiting any unlawful, improper or other questionable payments (including bribes or kickbacks), gifts, favors or other gratuities to suppliers, customers, government officials or other third parties; and

(v) complying with all applicable federal, provincial and state securities laws, including laws prohibiting insider trading.

Covered Persons who have access to material non-public information about the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Company business. To use material non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company's full Disclosure Policy posted on the intranet and/or the Legal Department.

G. Record Keeping

The Company requires honest and accurate recording and reporting by Covered Persons of information in order to make responsible business decisions. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and Covered Persons should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Legal Department.

H. Accurate and Timely Periodic Reports

The Company is committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports and documents that the Company files, or submits to, the applicable exchange commissions and in other public communications made by the Company. Specifically, the Company shall:

(i) maintain accurate books and records that fully, fairly and accurately reflect the Company's financial information and reporting of transactions;

(ii) ensure that the financial statements and other financial information included in periodic reports is prepared in accordance with generally accepted accounting principles and fairly presents in all material respects the financial condition, results of operations and cash flows of the Company;

(iii) maintain such disclosure controls and procedures to ensure that material information relating to the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared;

(iv) maintain such internal controls and procedures for financial reporting to provide reasonable assurances that the Company's financial statements are fairly presented in conformity with generally accepted accounting principles;

(v) prohibit the establishment of any undisclosed or unrecorded funds or assets;

(vi) disclose material off-balance sheet transactions in compliance with applicable laws and regulations; and

(vii) otherwise present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company's periodic reports.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Covered Persons have a duty to adhere to this Code and all existing Company policies and to report to the Company any suspected violations in accordance with applicable procedures. Covered Persons are required to report to the Vice-President, Legal or Audit Committee any observed violations of this Code or any other illegal or unethical behavior or, when in doubt, to consult the Legal Department about the best course of action in a particular situation.

It is the policy of the Company not to allow retaliation for reports of violations of this Code or any other illegal or unethical behavior by any employee made in good faith. All Covered Persons are expected to cooperate in internal investigations of misconduct.

DISCLOSURE/AMENDMENTS AND WAIVERS

Any waiver of any provision of this Code for any Covered Person may be made only by the Audit Committee.

Any amendment of this Code or any waiver of any provision of this Code for any Covered Person will be disclosed on a Form 8-K or on the Company's website promptly and in any event within two business days following such amendment or waiver, as required by the applicable Exchange Commission and the applicable stock exchange listing requirements. The Company will maintain any such disclosure on its website for at least 12 months after the Company initially posts such disclosure. Following such 12-month period, the Company shall retain such disclosure for at least five years.

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If you have any questions regarding this policy, please contact the legal department.